Exhibit 10.4

August 1, 2013

Mr. Wrendon Timothy

P.O. Box 258

Georgetown, KY1-1104

Cayman Islands

Dear Wrendon,

REF: EMPLOYMENT WITH OXBRIDGE RE.

Further to our recent discussions we herby confirm our offer of employment with Oxbridge Re Holdings Limited.

It is necessary for us to obtain a work permit for you to employ you in the Cayman Islands and any offer of employment is subject to our successfully obtaining such permit. Further any offer of employment is subject to favorable professional references and confirmation that you have no criminal convictions, that you are not the subject of any investigation which may lead to a criminal conviction and further that you have not been reprimanded or otherwise disciplined nor are currently under investigation by any regulatory or professional body. Any failure to disclose such matters amounts to grounds for instant dismissal. It is further understood that any information you have provided to us in connection with your proposed employment is both complete and accurate. Any omission and/or inaccuracies in such disclosure may give rise to grounds for instant dismissal

Subject to the above, the terms on which this offer of employment is made are set out below.

Commencement Date

The employment of the Employee with the Employer will commence on August 1, 2013 (“the employment”) and run to July 31, 2015. The contract will be renewable by mutual consent.

The employment will initially be subject to a probationary period of 3-months with the possibility of extension for a further period of 3 months. During this period either party is entitled to give 24 hours notice.

Job Title

Your job title will be Financial Controller.

Hours of Work

The Employee’s standard work week will be 37 1⁄2 hours

The Employee may be required to work such hours in excess of the standard work-week as are necessary in order to fulfill his duties and/or as may be required by the Employer from time to time.

Remuneration and benefits

The Employee will be paid a basic gross salary of USD$80,400 per annum, payable monthly. Salary levels are reviewed annually and any revisions are at the discretion of the Employer. With each salary payment made, the Employer will provide the Employee with a pay statement in accordance with section 33 of the Labour Law (2011 Revision).

As an employee of professional level no overtime will be paid to the Employee for any hours worked in excess of the Employee’s standard workweek nor for any hours worked by the Employee on a public holiday. However, the Employee will be entitled to time off in lieu, if the Employee was requested by his line manager to work on a public holiday.

Health Insurance and Pension

We will effect a premier health insurance contract for you as required by law. The cost of providing medical, dental and vision insurance is borne fully by the Employer. Currently, we estimate monthly premium to be paid by the Employer on your behalf to be approximately USD$520 per month.

We will comply with our obligations under the Pensions Law and enroll you in a pension plan subject to your being an eligible employee. Your contributions will be deducted from your salary and will be at a rate of 5% of earnings up to a maximum of approximately USD$300 per month; as the Employer, we are required to match your contributions. Eligible employees are permanent residents, persons with Caymanian status and persons who have been in employment in the Cayman Islands for a period of at least nine months. When you finally leave the Cayman Islands, subject to certain provisions of the relevant legislation, you will be entitled to have your interest in the pension plan paid to you after a period of two years.

Bonus

The Employee will also be eligible to receive a discretionary bonus, which is currently payable on an annual basis. This bonus may vary in size and in fact may not be paid at all in any given year as it depends on the business results as well as on the Employee’s personal performance.

Vacation Leave

You will be entitled to paid vacation leave in accordance with the Labour Law. Your vacation entitlement will be 20 days per calendar year which will be pro-rated for the first year of your employment. Vacation days will accrue at the rate of (1.67) days per month. There are some limitation on the times when vacation may be taken so as to avoid missing financial reporting deadlines. Thus, any vacation leave must be requested sufficiently in advance and must be approved prior to it being taken.

Termination

In the event of your serious or persistent misconduct or breach of your employment contract, or for cause, we may terminate your employment without notice or payment in lieu of notice.

Save in respect of serious or persistent breach as stated above, if we wish to terminate your employment we will provide you with 60 days prior written notice or, if we choose, pay in lieu of notice. If you wish to terminate your employment, you are required to provide us with 60 days prior written notice.

Please note that, without limitation, the following actions shall be considered to be serious misconduct and will lead to your instant dismissal: breach of confidentiality; repeated absences without adequate explanation; conducting yourself outside working hours in a manner which is damaging or detrimental to the reputation of Oxbridge Re Holdings Limited; attending work while intoxicated.

Sickness

In respect of absence due to sickness, if requested, you must provide us with a medical certificate stating the reason for absence and provide a new certificate each week to cover any subsequent period of absence. We reserve the right to ask you at any stage of absence to produce a medical certificate in accordance with the Labour Law.

You will receive payment in respect of days when you are absent from work due to sickness or injury in accordance with the Labour Law, which entitles you to 10 paid sick days.

Public Holidays

You will be entitled to receive payment for public holidays in accordance with the Labour Law.

Computer

You will be provided with, amongst other things, a notebook computer in order for you to carry out your work for the Employer. This computer and any software remain the property of the Employer. You will be responsible for the safekeeping of this computer as well as the confidential information stored in it, and you will be required to adhere to any of the Employer’s policies regarding computer and their use. The Employer may, at its sole discretion, charge you for your loss or damage which the Employer believes is caused by you or by your lack of care.

Confidentiality

You must not at any time during your employment (except so far as is necessary and proper in the course of your employment) or at any time after your employment has terminated, disclose to any person any information concerning our practice, business dealings or affairs or any of our clients or concerning any other matters which may come to your knowledge by reason of your employment. Breach of this provision will be considered serious breach and may result in your immediate dismissal.

These restrictions shall continue to apply after the termination (however it arises) of your employment hereunder without limit in point of time but shall cease to apply to information which comes into the public domain.

Governing Law

This employment contract shall be governed by and be construed in accordance with the laws of the Cayman Islands and shall be subject to the exclusive jurisdiction of the courts of the Cayman Islands.

Please indicate your acceptance of the terms of your employment with the Employer by signing, dating and returning to us the attached copy of this letter.

Yours Sincerely,

/s/ Sanjay Madhu

Sanjay Madhu – Chief Executive Officer

FOR AND ON BEHALF OF

Oxbridge Re Holdings Limited

/s/ Wrendon Timothy
Name: Wrendon Timothy

Date: August 1, 2013